EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT OF
TOYOTA MOTOR CREDIT CORPORATION

I, Tellis Bethel, certify that:

(a)            A review of Toyota Motor Credit Corporation’s activities and of its performance under the Sale and Servicing Agreement, dated as of October 23, 2025 (the “Sale and Servicing Agreement”), among Toyota Auto Finance Receivables LLC, as seller, Toyota Motor Credit Corporation, as servicer (in such capacity, the “Servicer”) and sponsor, and Toyota Auto Receivables 2025-D Owner Trust, as issuer, during the period from October 23, 2025 to December 31, 2025 has been made under my supervision.
(b)            To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout the aforementioned period.
March 24, 2026

By:  /s/ Tellis Bethel
Tellis Bethel
Group Vice President and Chief Financial Officer
Toyota Motor Credit Corporation, as Servicer of
Toyota Auto Receivables 2025-D Owner Trust